Exhibit 99.1

NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS AND OPERATIONAL UPDATE
•	Production volumes for the quarter grow 15% sequentially and 55% over the prior year period to a record 57.9 MMcfe/day

•	Cash Flow (EBITDAX) grows by 82% from prior year period to $32.3 Million

•	Record activity level with drilling operations conducted on 41 Gross (33 Net) Wells in First Quarter 2008 with a 100% Success Rate

•	Total Operating Expenses down on a per unit basis by over $1.00 per Mcfe from prior year period

•	Drilled initial Haynesville test in the Bethany-Longstreet field
Houston, Texas — May 7, 2008. Goodrich Petroleum Corporation (NYSE: GDP) today announced financial and operating results for the quarter ended March 31, 2008.
PRODUCTION
Net production volumes from continuing operations in the quarter increased by approximately 55% to 5.3 billion cubic feet equivalent (“Bcfe”), or approximately 57,900 Mcfe per day, versus 3.4 Bcfe, or approximately 37,200 Mcfe per day in the prior year period. Net daily production volumes for the first quarter increased sequentially by approximately 15% versus the fourth quarter of 2007. Virtually all of net production volumes for the quarter came from Cotton Valley trend wells in East Texas and North Louisiana.
The Company currently expects net daily production volumes will average between 61,000 and 63,000 Mcfe per day for the second quarter of 2008, a 5-9% sequential increase over the first quarter of 2008.

NET INCOME
Net loss applicable to common stock for the first quarter of 2008 was $25.4 million ($(0.80) per share) which compares to a first quarter 2007 loss of $0.5 million ($(0.02) per share). Results for the first quarter of 2008 included a $24.5 million loss on derivatives not designated as hedges (comprised of a $0.3 million realized gain and a $24.8 million non-cash, unrealized loss), whereas the comparable period in 2007 included a $9.5 million loss on derivatives not designated as hedges and a $13.7 million after tax gain on the sale of and income from discontinued operations which were sold in the first quarter of 2007.
CASH FLOW
Earnings before interest, taxes, DD&A, non-cash general and administrative expenses and exploration (“EBITDAX”), increased over 82% to approximately $32.3 million for the first quarter, compared to $17.7 million in the prior year period. EBITDAX for the first quarter of 2008 was also up over 64% sequentially from the fourth quarter of 2007 (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).
Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased to $28.9 million in the quarter, compared to $19.9 million in the prior year period. Net cash provided by operating activities was $17.2 million for the quarter, up slightly from the prior year period’s $16.9 million, as the fourth quarter 2007 prepay transaction the Company entered into reduced the Company’s net cash provided by operating activities in the first quarter of 2008 by $12.5 million (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).
REVENUES
Total revenues for the quarter increased by 97% to $46.4 million, versus $23.5 million for the prior year period. Revenues for the quarter increased by 43% sequentially over the fourth quarter of 2007. Average net oil and gas prices received in the quarter were $8.44 per Mcf of gas and $96.15 per barrel of oil, or $8.77 per Mcfe. Total revenues and average prices received in the first quarter do not include realized gains of $0.3 million received on the Company’s settled oil and gas derivatives, none of which were designated as hedges.
OPERATING INCOME
Operating income, defined as revenues minus operating expenses, improved significantly and totaled $3.6 million for the quarter versus an operating loss of $7.3 million for the prior year period. The gain in operating income versus the prior year period resulted from a 97% increase in revenues on higher production volumes and price realizations coupled with smaller percentage increases in all categories of operating expenses.
OPERATING EXPENSES
Operating expenses were $42.8 million during the quarter, versus $30.9 million during the prior year period. However, on a unit of production basis, total operating expenses for the quarter were down over the prior year period by $1.09 per Mcfe. Lease operating expenses (LOE) totaled $7.1 million in the quarter, or $1.35 per Mcfe, versus $4.1 million, or $1.23 per Mcfe during the first quarter of 2007. LOE per Mcfe for the quarter was down 10% sequentially from the fourth quarter of 2007. The LOE rate per Mcfe for the first quarter of 2008 included $0.18 per Mcfe for workover expenses versus $0.04 per Mcfe for workovers during the prior year period. Excluding the impact of workover and abandonment expenses, the LOE per Mcfe rate was constant at $1.17 in each of the first quarter of 2008 and the prior year period. As the previously stated guidance for first quarter 2008 for LOE was between $1.10 and $1.30 per Mcfe for core LOE and $0.15 per Mcfe for workovers (or a total of $1.25-$1.45 per Mcfe), the Company was well within the expected range of per unit LOE. The Company continues to expect that the installation of salt water disposal facilities in the North Minden field and Cotton South area of the Angelina River trend by the end of third quarter of this year will reduce per unit LOE going forward.
General and Administrative (G&A) expenses were $5.4 million during the quarter, or $1.03 per Mcfe, versus $5.3 million, or $1.59 per Mcfe during the similar quarter in 2007. G&A expenses were down on a per unit basis over the prior year period as the Company grew production volumes while holding absolute G&A expenses relatively flat. Included in G&A expenses, the Company recorded non-cash expenses related to stock based compensation for its officers, employees and directors of $1.3 million during the first quarter of 2008, which was essentially flat from the prior year period.
While other individual operating expense categories were mixed when compared to the prior year period, the aggregation of production and other taxes, transportation, DD&A, and exploration expenses were down by $0.64 per Mcfe from the prior year period, due primarily to the Company’s ongoing expense control efforts and the impact of higher levels of production over which to spread certain of these costs.
CAPITAL EXPENDITURES
The Company conducted drilling or completion operations on 41 gross (33 net) wells in the first quarter of 2008 with a 100% success rate. Capital expenditures for the quarter totaled $85.6 million, compared to $73.4 million in the prior year’s quarter. By comparison, the Company’s first quarter expenditures this year were associated with the drilling and/or completion of 41 gross wells, versus a comparable number of 23 gross wells during the prior year period. Approximately 94%, or $80.8 million of the capital expenditures in the first quarter of 2008 were associated with drilling and completion costs, with the remainder spent on leasehold and facilities costs. The Company incurred higher than budgeted capital expenditures during the quarter due to increased levels of activity by both Company operated and non-operated rigs drilling on its acreage.
For the year 2008, the Company has budgeted total capital expenditures of approximately $275.0 million, of which approximately 89%, or $245.0 million, is expected to be focused on the drilling program in the Cotton Valley trend of East Texas and North Louisiana, where the Company plans to average ten rigs working throughout 2008. The remainder of the $30.0 million budgeted amount is earmarked for lease acquisitions, gathering and facilities, and other capital expenditures. As the Company has experienced an increase in activity on non-operated rigs and has the opportunity to renew or release a total of three of its contracted drilling rigs later this year, it still believes full year capital expenditures will be within 10% of the previously approved budget.
LIQUIDITY
The Company expects to finance its 2008 capital expenditures through a combination of cash flow from operations, borrowings under its existing bank credit facility and the proceeds from recent debt and equity offerings of $200.0 million. With the recently updated Borrowing Base of $175 million established by its bank group (amount outstanding at March 31, 2008 totaled $34.0 million), along with future borrowing base increases resulting from the Company’s ongoing drilling program, the Company expects to have sufficient funding, when combined with its increasing cash flow from operations, to avoid the need to access additional capital markets until well into 2009. In addition, the Company continues to evaluate the potential sale of certain assets as an additional source of liquidity.
OPERATIONAL UPDATE
DRILLING
The Company completed and added to production 35 Cotton Valley trend wells during the quarter, 18 of which produced for the entire quarter. Through the end of the first quarter the Company had drilled and logged a total of 305 wells, with a success rate in excess of 99%. The Company has had 9 operated drilling rigs under contract since early 2007.
Of the 41 wells in which the Company conducted drilling or completion operations during the quarter, 2 were at Beckville, 9 at Minden, 16 at Angelina River, 7 at Bethany-Longstreet, 6 at South Henderson and 1 at Longwood.
CORE PROPERTIES
Bethany-Longstreet Field, Caddo and DeSoto Parishes, Louisiana. The Company is currently completing its Champe Graham 5H well, the second horizontal Cotton Valley well in the field, which is an offset to the previous horizontal Cotton Valley well drilled, the Champe Graham 3H. Results are expected in approximately 30 days.
The Company is also currently drilling its second vertical well to the Haynesville Shale, its Clarence Brown No. 1. Results are expected within 60 days. The Company continues to monitor offset horizontal Haynesville Shale activity and plans to spud its initial horizontal Haynesville Shale well by the end of the third quarter.
Longwood Field, Caddo Parish, Louisiana. The Company is scheduled to spud its initial vertical Haynesville Shale well on its Longwood acreage within 90 days.
The Company currently has over 25,000 net acres in the North Louisiana portion of the Haynesville Shale play, the majority of which was accumulated prior to the current escalation in acreage costs. The Company owns an additional 97,000 net acres in East Texas, for a total of 122,000 net acres.
Angelina River Trend, Nacogdoches and Angelina Counties, Texas. The Company has drilled and is currently completing its Henderson 1H on its Cotton Prospect, its sixth James Lime horizontal well in the Angelina River trend. The well was drilled with a 4,000 foot lateral and is scheduled to be fracture stimulated in approximately 45 days. Completion of the well has been delayed due to the necessity of laying a pipeline to the well, which sits approximately four miles east of its nearest previously drilled well.
The Company is currently drilling an additional non-operated James Lime well on its Cotton Prospect, with a 40% working interest, and has permitted and intends to drill its initial James Lime horizontal well on its Cotton South Prospect acreage during the second quarter.

Commenting on the first quarter results, Walter G. “Gil” Goodrich, Vice Chairman and CEO said, “We are extremely pleased with our first quarter results. Our team’s operational focus and execution delivered solid operational results in the first quarter of 2008. Our activity level during the quarter reached new heights. We conducted drilling operations on 41 gross wells in the quarter and the record level of activity contributed to sequential production volume growth over the fourth quarter of 15%. The higher production volumes coupled with our cost control and reduction efforts, as well as improved realized natural gas prices, led to enhanced cash margins and higher cash flow. The quarterly EBITDAX of just over $32 million is an excellent start toward achieving our 2008 cash flow goal and funding a greater percentage of our planned capital expenditure budget. In addition, we are pleased to announce the revised borrowing base supported by our senior bank group of $175 million, which provides further flexibility to fund our aggressive plans through 2008. We are extremely well positioned to continue to enhance the value of our acreage position by aggressively developing our core Cotton Valley position along with the growing James Lime trend, and the emergence of the Haynesville Shale play. While our East Texas acreage remains prospective for the Haynesville, our North Louisiana acreage position is in the heart of this new play’s early activity, and we are in the initial stages of our plans to exploit the value of our position in this region. In that regard, we are currently drilling our second well in the Bethany-Longstreet field into this formation, and fully expect to see similar results to our first, which indicated over 220 feet of shale section with good porosity, excellent gas shows and measured significant quantities of gas-in-place. With our deep inventory of opportunities, the increased level of commodity prices, our growing internal cash flow, and our recently completed financing transactions, we are well on our way to a record year in 2008 and look forward to the remainder of this year with great anticipation.”
OTHER INFORMATION
In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and discretionary cash flow. Management believes that each of these measures is a good financial indicator of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of cash flow provide useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Neither discretionary cash flow nor EBITDAX should be considered an alternative to net cash provided by operating activities, as defined by GAAP.
Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):

	Three Months Ended
	March 31,
	2008	2007
Calculation of EBITDAX:
Revenue	46,353	23,542
Lease operating expense	(7,097)	(4,135)
Production and other taxes	(1,255)	(294)
Transportation	(1,870)	(1,075)
G&A — cash portion only	(4,173)	(3,988)
Realized gain on derivatives not designated as hedges	367	3,637

EBITDAX	32,325	17,687

Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:
EBITDAX	32,325	17,687
EBITDAX — Discontinued Operations	385	5,252
Exploration	(2,003)	(2,326)
Prospect amortization	1,564	1,766
Interest expense	(3,783)	(2,624)
Other non-cash items	445	97
Net changes in working capital	(11,738)	(2,943)

Net cash provided by operating activities (GAAP)	17,195	16,909

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	28,933	19,852
Net changes in working capital	(11,738)	(2,943)
Net cash provided by operating activities (GAAP)	17,195	16,909

Selected Operating Data:

	Three Months Ended
	March 31,
	2008	2007
Production — Continuing Operations:
Natural gas (MMcf)	5,033	3,195
Oil and condensate (MBbls)	39	26
Total (Mmcfe)	5,266	3,351

Average sales price per unit:
Natural gas (per Mcf)	$8.44	$6.84
Oil (per Bbl)	96.15	56.68
Natural gas and oil (Mcfe)	8.77	6.96

Expenses per Mcfe:
Lease operating expense	$1.35	$1.23
Production and other taxes	0.24	0.09
Transportation	0.36	0.32
DD&A	4.76	5.28
Exploration	0.38	0.69
General and administrative	1.03	1.59

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME DATA
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2008	2007
Total Revenues	$46,353	$23,542

Operating Expenses
Lease operating expense	7,097	$4,135
Production and other taxes	1,255	294
Transportation	1,870	1,075
Depreciation, depletion and amortization	25,085	17,708
Exploration	2,003	2,326
General and administrative	5,440	5,338

Operating income (loss)	3,603	(7,334)

Other expense
Interest expense	(3,783)	(2,624)
Loss on derivatives not designated as hedges	(24,487)	(9,487)
	(28,270)	(12,111)

Loss from continuing operations before income taxes	(24,667)	(19,445)
Income tax benefit	—	6,743
Loss from continuing operations	(24,667)	(12,702)

Discontinued operations:
Gain on sale of assets, net of tax	400	10,913
Income from discontinued operations, net of tax	385	2,825
	785	13,738

Net income (loss)	(23,882)	1,036
Preferred stock dividends	1,512	1,512

Net loss applicable to common stock	$(25,394)	$(476)

Loss per common share from continuing operations
Basic	$(0.78)	$(0.51)
Diluted	$(0.78)	$(0.51)

Income per common share from discontinued operations
Basic	$0.03	$0.55
Diluted	$0.03	$0.54

Net loss per common share applicable to common stock
Basic	$(0.80)	$(0.02)
Diluted	$(0.80)	$(0.02)

Weighted average common shares outstanding:
Basic	31,705	25,141
Diluted	31,705	25,386